Exhibit 99.1

Industrial Services of America, Inc.

Announces First Quarter 2017 Operating Results

LOUISVILLE, KY (May 12, 2017) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts, today announced the filing with the U.S. Securities and Exchange Commission of its Form 10-Q for the quarter ended March 31, 2017.

The Company reported a net loss of $271 thousand for the three months ended March 31, 2017 compared to a net loss of $1.4 million for the three months ended March 31, 2016.  Further, the Company reported positive Adjusted EBITDA of $496 thousand during the quarter ended March 31, 2017, which marks a substantial improvement compared to the Adjusted EBITDA loss of $690 thousand during the quarter ended March 31, 2016.  This improvement in operating performance was largely due to improvements in pricing in the scrap metal commodity markets from 2016 to 2017, as well as related volume increases.

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Revenue	$13,011	$5,998
Net loss	$(271)	$(1,425)
Adjusted EBITDA	$496	$(690)

As previously announced, the Company entered into an amended credit facility on March 31, 2017 with MidCap Business Credit LLC, which extended the maturity date of the Company's line of credit until February 28, 2020 and increased the line of credit from $6.0 million to $8.0 million, subject to the satisfaction of certain borrowing base restrictions.  On April 26, 2017, certain borrowing base restrictions were satisfied with MidCap Business Credit LLC which resulted in an increase in availability of $1.75 million.

The Company also announces the commercial restart of the Company’s auto shredder.  The Company intends to run the shredder in the normal course of business subject to market conditions and operating needs.

Todd Phillips, President and Chief Financial Officer of ISA commented, “The ISA team is excited about the improvements in our business.  While much work remains, the first quarter operating results, the increase in our borrowing availability and the restart of our auto shredder are big steps forward for ISA.”

1

Non-GAAP Measures

The information provided above in this release includes certain non-GAAP financial measures as defined under SEC rules.  In accordance with SEC rules, the Company has provided, in the supplemental information below, a reconciliation of those measures to the most directly comparable GAAP measures.  To provide additional information regarding the Company's results, the Company has disclosed in this press release Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America.  The Company defines Adjusted EBITDA as net income (loss) excluding depreciation and amortization, share-based compensation expense, interest expense, including loan fee amortization, gain on sale of assets, and other income (expense), net, and income tax provision. The Company has included Adjusted EBITDA as a supplemental financial measure in this press release as it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company's operating results. Adjusted EBITDA is also used in certain covenants contained in the Company’s credit agreement.  However, use of Adjusted EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP, including net income (loss), operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP.  The following table presents the reconciliation between net loss and Adjusted EBITDA.

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Reconciliation from net loss to Adjusted EBITDA
Net loss	$(271)	$(1,425)
Depreciation and amortization	575	550
Share-based compensation expense	32	136
Interest expense, including loan fee amortization	183	59
Gain on sale of assets	(28)	-
Other (income) expense, net	(2)	(11)
Income tax provision	7	1
Total net adjustments	767	735
Adjusted EBITDA	$496	$(690)

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, the failure to operate the shredder successfully, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. Except as required by law, ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.